QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between Thomas J. Fitzpatrick, a resident of the Commonwealth of Virginia ("Executive"), and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware ("Company").

        WHEREAS, Mr. Albert L. Lord has expressed his wishes to retire as Chief Executive Officer of the Company; and

        WHEREAS, the Board of Directors of the Company ("Board of Directors") has observed the performance of Executive in increasing responsibilities over the past seven years, as Executive Vice President for private credit lending, as President and Chief Marketing Officer and most recently as President and Chief Operating Officer; and

        WHEREAS, Executive has exceeded the performance expectations set for him in each of his roles and has exhibited the leadership and competence necessary for the President and Chief Executive Officer position; and

        WHEREAS, the Board of Directors wishes to retain Executive and obtain his commitment to serve as President and Chief Executive Officer of the Company on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

        1.     2002 Employment Agreement. This Agreement supersedes the employment agreement entered into by and between Executive and the Company dated January 1, 2002, (the "2002 Employment Agreement"), with the following exception: the provisions of the 2002 Employment Agreement with respect to stock-based compensation, (i.e. Sections 6, 7, and 8), survive and remain in force with respect to stock-based compensation awarded pursuant to the 2002 Employment Agreement, except that: (i) the events upon which vesting and exercisability of such stock-based compensation is forfeited or accelerated (death, Disability, termination of employment by the Company Without Cause or for Cause, termination of employment by Executive for Good Reason, and Change in Control) shall be as defined in this Agreement; and (ii) the provision with respect to the Distribution of Vested Stock Units (section 7.3) shall be superseded by Section 8.3 of this Agreement.

        2.     Employment and Term. Executive hereby agrees to be employed beginning June 1, 2005 as President and Chief Executive Officer of the Company and the Company hereby agrees to retain Executive as President and Chief Executive Officer. Executive's employment under this Agreement may be maintained through Sallie Mae, Inc. ("Sallie Mae") or another wholly owned subsidiary of the Company used to employ Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of employment with Sallie Mae or such other subsidiary. The term of Executive's employment as President and Chief Executive Officer under this Agreement (the "Term") shall be the period commencing on June 1, 2005 and ending on May 31, 2008. The Term may be extended for two additional one-year terms provided that both parties to the Agreement elect to do so under the Confirmation of Extension process set forth in Section 29.

        3.     Duties. During the Term, Executive shall have the titles of President and Chief Executive Officer of the Company and President and Chief Executive Officer of Sallie Mae. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board of Directors, including as President and Chief Executive Officer of other Company subsidiaries.

        4.     Other Business Activities. Executive shall serve the Company faithfully and to the best of his ability with due loyalty and care and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and Chief Executive Officer. In furtherance of the foregoing, and not by way of limitation, for so long as he remains President and Chief Executive Officer of the Company, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for (a) those arising from positions held as of March 17, 2005 as a director or otherwise with charitable or business organizations, as identified by Executive to the Board of Directors, and (b) with prior notice to the Chairman of the Board of Directors (or, in the case Executive then serves as Chairman, to the Nominations and Governance Committee of the Board of Directors), activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, (ii) managing personal investments, and (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not materially interfere with Executive's performance of his responsibilities and obligations pursuant to this Agreement. Executive may engage in any other business activity or pursuit, directly or indirectly, including serving as a director for any commercial entity, with approval of the Board of Directors.

        5.     Base Salary. The Company shall pay Executive a salary at the annual rate of $750,000 (the "Base Salary"). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated executives as in effect from time to time. The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee") in its discretion may review Executive's salary for purposes of determining whether to pay a salary in excess of Base Salary during the Term, but shall have no obligation to increase Executive's Base Salary based upon any such review.

        6.     Annual Incentive Compensation. Executive shall participate in the Company's annual incentive compensation program(s) for executive officers as provided in the SLM Corporation Incentive Plan as such may be amended from time to time (the "Incentive Plan"), subject to the limitations and conditions set forth therein or in any successor plan. For the 2005 bonus plan, Executive shall be eligible for a bonus equal to up to three and one-half (3.5) times his salary at the rate paid for 2005 prior to June 1, 2005, pro-rated for the portion of the year he serves as President and Chief Operating Officer, and for a bonus equal to up to four (4) times his Base Salary, pro-rated for the portion of the year he serves as President and Chief Executive Officer.

        7.     Stock Options. Executive shall be granted stock options under which he may purchase up to a total of two million, three hundred thousand (2,300,000) shares of Company common stock (the "Stock Options") subject to the terms and conditions set forth in this Agreement and, to the extent not inconsistent with this Agreement, to the terms and conditions of stock options provided generally to Company executive officers. The Stock Options shall not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          7.1.  Grants of Stock Options. The parties acknowledge that the Stock Options include options to purchase one million (1,000,000) shares that were granted on March 17, 2005 (the "March 2005 Stock Options"). The remainder of the Stock Options (that is, options to purchase one million, three hundred thousand (1,300,000) shares) shall be granted as follows: options to purchase one million (1,000,000) shares shall be granted in January 2006 (the "January 2006 Stock Options") and options to purchase three hundred thousand (300,000) shares shall be granted in January 2007 (the "January 2007 Stock Options"), provided only that Executive remains employed pursuant to this Agreement through each respective date of grant. The Stock Options shall have an exercise price equal to the fair market value of the Company's common stock as of their respective dates of grant (which was $49.88 as to the March 2005 Stock Options). For purposes of this Agreement and the Stock Options, the "fair market value" of the Company's common stock shall be the closing sales price of the stock on that day. For purposes of this Agreement, the term "Continuously Employed" means that Executive remains continuously employed by the Company pursuant to this Agreement from June 1, 2005 through May 31, 2008 as President and Chief Executive Officer and, to the extent applicable, through the date of Executive's termination of employment during or upon conclusion of the First-Year Extension or the Second-Year Extension.

          7.2.  The March 2005 Stock Options. The March 2005 Stock Options shall be subject to the following provisions:

          (a)   If and to the extent that the Price Performance Goals (as defined in Section 9) applicable to the March 2005 Stock Options are satisfied and provided, in each case, that Executive remains Continuously Employed through such respective vesting date:

    (i)
    The first one-third of the March 2005 Stock Options shall become vested and exercisable on the later of the date the Price Performance Goals (as defined in Section 9) are satisfied with respect to such Stock Options and May 31, 2008; and

    (ii)
    The remaining two-thirds of the March 2005 Stock Options shall become vested on the later of the date the Price Performance Goals are satisfied with respect to such Stock Options and May 31, 2008 and shall become exercisable on the later of the date the Price Performance Goals are satisfied with respect to such Stock Options and May 31, 2009.

          (b)   If and to the extent that the Price Performance Goals (as defined in Section 9) applicable to the March 2005 Stock Options are not satisfied while Executive remains Continuously Employed, the March 2005 Stock Options shall become fully vested (but not exercisable) on May 31, 2010 provided that Executive remains Continuously Employed through such vesting date, and thereafter shall become exercisable on March 17, 2013.

          7.3   The January 2006 Stock Options and January 2007 Stock Options. The January 2006 Stock Options and January 2007 Stock Options shall be subject to the following provisions.

          (a)   If and to the extent that the Price Performance Goals (as defined in Section 9) applicable to the January 2006 Stock Options are satisfied and provided, in each case, that Executive remains Continuously Employed through such respective vesting date:

    (i)
    The first one-third of the January 2006 Stock Options shall become vested and exercisable on the later of the date the Price Performance Goals (as defined in Section 9) are satisfied with respect to such Stock Options and May 31, 2008; and

    (ii)
    The remaining two-thirds of the January 2006 Stock Options shall become vested on the later of the date the Price Performance Goals are satisfied with respect to such Stock Options and May 31, 2008 and shall become exercisable on the later of the date the Price Performance Goals are satisfied with respect to such Stock Options and May 31, 2009.

          (b)   If and to the extent that the Price Performance Goal (as defined in Section 9) applicable to the January 2007 Stock Options is satisfied and provided that Executive remains Continuously Employed through the vesting date, all of the January 2007 Stock Options shall become vested on the later of the date the Price Performance Goal is satisfied with respect to such Stock Options and May 31, 2008 and shall become exercisable on May 31, 2009.

          (c)   If and to the extent that the Price Performance Goals (as defined in Section 9) applicable to the January 2006 Stock Options and the January 2007 Stock Options have not been satisfied by

  May 31, 2010, the January 2006 Stock Options and the January 2007 Stock Options shall be forfeited.

          (d)   The Company retains the discretion to grant the January 2006 Stock Options and the January 2007 Stock Options with a provision that such Stock Options will become exercisable on the later of satisfaction of the applicable Price Performance Goals and a date certain (which date may be after the Term of this Agreement) if such vesting provision is determined by the Compensation and Personnel Committee of the Board to be necessary in order for the Company to obtain fixed accounting with respect to such stock options prior to the Company's implementation of Statement of Financial Accounting Standards No 123 (revised 2004) (Statement No. 123R).

          7.4.  Additional Terms Applicable to the Stock Options. In addition to the provisions set forth in Sections 7.2 and 7.3 above, the Stock Options shall be subject to the following provisions:

          (a)   The Stock Options shall earlier become fully vested and exercisable (to the extent not already vested and/or exercisable pursuant to Section 7.2 or Section 7.3) upon Executive's termination of employment on account of death or Disability, termination of employment by Company Without Cause, termination of employment by Executive For Good Reason, or upon a Change in Control, as each such term is defined in Section 13.

          (b)   Unless otherwise vested pursuant to Section 7.2, 7.3 and/or 7.4(a), the Stock Options shall be forfeited and shall immediately expire and terminate if and to the extent the Stock Options have not vested on or before the date Executive terminates his employment Without Good Reason.

          (c)   Notwithstanding any other provision allowing for the exercisability of the Stock Options, any of the Chairman of the Board of Directors (or, in the case Executive then serves as Chairman, the Lead Independent Director), the chief accounting officer, the chief financial officer and the general counsel of the Company (any such person, an "Authorized Officer") each may provide written notice that at any time (including after a notice of exercise has been delivered) and from time to time that Executive's right to exercise any Stock Options may be suspended pending a determination by the Compensation and Personnel Committee as to whether Executive has committed an act of Misconduct (as defined in Section 13.4(a)). Notwithstanding anything to the contrary in this Agreement or the Stock Options and regardless of whether the Stock Options have theretofore become vested or exercisable, if the Board of Directors determines that Executive has committed an act of Misconduct Executive shall forfeit and not be entitled to exercise any Stock Options granted to Executive pursuant to this Agreement and Executive shall repay to the Company any gross profits realized from the exercise of Stock Options within one year prior to the date of Misconduct.

          (d)   To the extent that the Stock Options have not been forfeited or exercised, the Stock Options shall expire on the earlier of (i) the tenth anniversary of the date of their grant, the first anniversary of Executive's termination of employment on account of death or Disability (as defined in Section 13.1) or (iii) the date Executive's employment is terminated for Cause (as defined in Section 13.4).

          (e)   Executive shall not be entitled to receive replacement options upon exercising any of the Stock Options granted pursuant to this Section 7.

        8.     Restricted Stock Units. Executive shall be granted restricted stock units representing the right to acquire up to a total of two hundred thousand (200,000) shares of Company common stock (the "Stock Units") subject to the terms and conditions set forth in this Agreement and, to the extent not inconsistent with this Agreement, to the terms and conditions of restricted stock units provided generally to Company executive officers. The Stock Units represent an unfunded and unsecured obligation of the Company and shall not be transferable and shall not be pledged, assigned or otherwise alienated.

          8.1.  Grants of Stock Units. Stock units representing ninety thousand (90,000) shares) (the "2005 Stock Units") shall be granted on June 1, 2005. Stock Units representing one hundred thousand (100,000) shares (the "2006 Stock Units") shall be granted in January 2006 and the remainder of the Stock Units (the "2007 Stock Units") shall be granted in January 2007, in each case provided only that Executive remains employed pursuant to this Agreement through such respective date of grant.

          8.2.  Vesting. Subject to acceleration of vesting provisions provided for below, the Stock Units shall be forfeited and shall immediately expire and terminate if they have not vested on or before the date Executive's employment terminates. Subject to the preceding sentence, the 2005 Stock Units and 2007 Stock Units shall become vested (but shall not be converted to common stock and shall not be distributed to Executive except as provided in Section 8.3), upon the earlier of (a) May 31, 2008, or (b) Executive's termination of employment on account of death or Disability, termination of employment by Company Without Cause, termination of employment by Executive For Good Reason, or upon a Change in Control, as each such term is defined in Section 13 and the 2006 Stock Units shall become vested (but shall not be converted to common stock and shall not be distributed to Executive except as provided in Section 8.3), upon the earlier of (a) May 31, 2009, or (b) Executive's termination of employment on account of death or Disability, termination of employment by Company Without Cause, termination of employment by Executive For Good Reason, or upon a Change in Control, as each such term is defined in Section 13; provided, in each case, that Executive remains Continuously Employed through such respective vesting date.

          8.3.  Distribution of Vested Stock Units. To the extent that they have not theretofore been forfeited, Stock Units that have vested pursuant to Section 8.2 and Stock Units granted pursuant to Section 7 of the 2002 Employment Agreement shall be converted to shares of Common Stock and shall be delivered to Executive upon the later of: (i) January 1 of the first year following the year in which Executive ceases to serve as a "covered employee" (as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")); and (ii) the earlier of (x) Executive's death or Disability, (y) 6 months after Executive's "separation from service" with the Company (as such term is defined in Section 409A of the Code) and (z) a Change in Control.

        9.     Stock Price Performance and Other Terms of Stock-Based Compensation.

          9.1.  Price Performance Goals. The term "Price Performance Goals" in reference to the Stock Options shall mean:

          (a)   with respect to one-third of the shares of common stock subject to the March 2005 Stock Options (that is, options for 333,333 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least twenty-five percent (25%) higher than the exercise price of the March 2005 Stock Options (i.e., that is equal to or greater than $62.35 per share); with respect to an additional one-third of the shares subject to the March 2005 Stock Options (that is, options for 333,333 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least thirty-three percent (33%) higher than the exercise price of the March 2005 Stock Options (i.e., that is equal to or greater than $66.34 per share); with respect to an additional one-third of the shares subject to the March 2005 Stock Options (that is, options for 333,334 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least fifty percent (50%) higher than the exercise price of the March 2005 Stock Options (i.e., that is equal to or greater than $74.82 per share); and

          (b)   with respect to one-third of the shares of common stock subject to the January 2006 Stock Options (that is, options for 333,333 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least twenty-five percent (25%) higher than the exercise price of the January 2006 Stock Options; with respect to an additional one-third of the shares subject to the January 2006 Stock Options (that is, options for 333,333 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least thirty-three percent (33%) higher than the exercise price of the January 2006 Stock Options; with respect to an additional one-third of the shares subject to the January 2006 Stock Options (that is, options for 333,334 shares), the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least fifty percent (50%) higher than the exercise price of the January 2006 Stock Options; and

          (c)   with respect to the January 2007 Stock Options, the Company's stock price obtaining a closing price for five consecutive trading days after the grant date that is at least twenty-five percent (25%) higher than the exercise price of the January 2007 Stock Options.

          9.2.  Anti-Dilution Adjustments. The number and type of shares or other property subject to the Stock Options and the Stock Units, the exercise price of the Stock Options and the stock prices set forth as the Price Performance Goals shall be appropriately and proportionately adjusted by the Compensation Committee if the class of securities which are subject to the Stock Options and the Stock Units are (i) exchanged for or converted into cash, property or a different number or kind of shares or securities as a result of a reorganization, merger, consolidation, recapitalization, restructuring or reclassification, or (ii) if the number of securities of the class of securities then subject to the Stock Options and the Stock Units are increased or decreased or if cash, property or shares or securities are distributed in respect of such subject securities as a result of a dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like.

          9.3.  Tax Withholding. Executive shall pay in cash or make other arrangements satisfactory to the Compensation Committee for the satisfaction of any withholding tax obligations that arise by reason of exercise of the Stock Options or conversion of the Stock Units. The Company shall not be required to issue shares of common stock or to recognize the disposition of such shares until such obligations are satisfied.

          9.4.  Dividends shall accrue on the Stock Units at the same time and in the same amount as dividends are declared on the Company's common stock and such an accrual shall be credited to the benefit of Executive in the form of additional Stock Units and shall be distributed in the form of shares of the Company's common stock at the same time as shares of common stock is issued in satisfaction of the Stock Units to which they relate.

        10.   Other Benefits.

          (a)   Pension Plans. Executive shall be entitled to participate in all tax-qualified and non-tax-qualified pension plans maintained or contributed to by the Company or for the benefit of its executives, including without limitation, the Sallie Mae Cash Account Retirement Plan and the Sallie Mae Supplemental Cash Account Retirement Plan (collectively, the "Company Pension Plans"), in accordance with the terms of such Company Pension Plans as they may be amended from time to time in the discretion of the Company; provided however, that on or following Executive's termination of employment for any reason other than termination by Company for Cause as defined in Section 13.4, Executive shall be entitled to the supplemental retirement benefit equal to the amount, if any, by which (i) the Target Benefit Amount (as such term is defined below), exceeds (ii) the actuarial equivalent life annuity benefit, if any, that would be payable following such termination event under the Company Pension Plans, determined in accordance with the actuarial assumptions then used on such termination event under the Company Pension

  Plans to calculate the equivalent life annuity and assuming that Executive commenced benefit distributions under the Company Pension Plans at the same date. For purposes of this Agreement, the "Target Benefit Amount" equals a single life annuity of $300,000 payable to Executive commencing at age 60 following continuous service with the Company from the date of this Agreement through age 60, except that if Executive's employment terminates Without Cause or For Good Reason (as defined in Section 13.2) the Target Benefit Amount shall be as provided in Section 13.2(c) or, if such termination occurs during the Term of this Agreement but within 24 months following a Change in Control, as provided in Section 13.3(c), or if Executive's employment otherwise terminates before or after age 60, the Target Benefit Amount shall be adjusted as provided for in the schedule attached hereto as Schedule A. The Target Benefit Amount is payable at the same time and in the same manner as Executive elects under the Sallie Mae Supplemental Cash Account Retirement Plan.

          (b)   Medical Insurance. During the Term of this Agreement and for as long as Executive remains employed under this Agreement during the Term, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, as such plans may be in effect from time to time. After termination of Executive's employment with the Company, other than on account of termination by Company for Cause or by Executive Without Good Reason (as such terms are defined in Section 13.4) but including termination of employment upon expiration of the Term, Executive and his eligible dependents or survivors shall be entitled to continue to participate in such plans on the terms generally applied to actively employed senior management of the Company, including any employee cost-sharing provisions, for the greater of the number of months remaining in the Term (including any extensions of the Term which the parties have confirmed pursuant to Section 29) at the time of Executive's termination of employment and one year. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive, his dependents, or his survivors, the Company shall arrange to provide Executive, his dependents, or his survivors with the after-tax economic equivalent of such continued coverage; provided that no payments pursuant to this sentence shall be paid until the earlier of (i) Executive's death or Disability and (ii) 6 months after Executive's "separation from service" with the Company (as such term is defined in Section 409A of the Code). After the termination of his employment with the Company, Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains coverage under other medical and/or dental insurance plans; provided, however, that if the coverage under the new medical and/or dental insurance plans is less than under the foregoing plans, the Company shall provide Executive with a cash payment in an amount necessary for Executive to obtain coverage comparable to that provided under the foregoing plans or may at its option continue to provide for coverage under the Company's plans.

          (c)   Other Benefit Plans. During the Term, Executive shall be entitled to receive or participate in such further savings, deferred compensation, health or welfare benefit plans offered to the Company's senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

          (d)   Perquisites; Expenses. The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties during the Term of this Agreement, in accordance with the Company's reimbursement policies generally applicable to management personnel. Subject to the Compensation and Personnel Committee's discretion to adjust perquisites, the Company agrees to provide Executive with such perquisites as are generally made available to management personnel from time to time consisting of (i) the right to participate at the Board member level in the Company's matching contribution program for one year after termination of Executive's employment hereunder, unless Executive's employment is terminated by Company for Cause or by Executive Without Good Reason, and (ii) during the

  Term of this Agreement, use of a personal vehicle selected by the Company and access to the Company's corporate jet, subject to the Company's policy on payment for personal use of the corporate jet.

        11.   Nondisclosure of Confidential Information.

          (a)   Executive and the Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of the Company and its Affiliates, as defined in Section 12(b) (the "Proprietary Information"). Proprietary Information includes, but is not limited to, the following:

    •
    Business procedures. All information concerning or relating to the way the Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete (such as the Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

    •
    Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which the Company or its Affiliates compete pertaining to the Company's and its Affiliates' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

    •
    Business Ventures: All information not generally known to the public or within the industry or trade in which the Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

    •
    Software. All information relating to the Company's and its Affiliates' software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which the Company or its Affiliates compete and the physical embodiments of such information.

    •
    Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

    •
    Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by the Company and its Affiliates with government officials, the views of government officials toward such policies and positions, and the status of any communications that the Company or its Affiliates may have with any government officials.

    •
    Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete, (b) gives the Company or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to the Company or its Affiliates, including the physical embodiments of such information.

          (b)   Executive acknowledges that the Proprietary Information is a valuable and unique asset of the Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its Affiliates.

        12.   Agreement Not to Compete.

          (a)   Executive agrees that he shall not compete with the Company or its Affiliates for the Restricted Period, which is defined as the longer of two years after the termination of Executive's employment with the Company for any reason, or six months after he no longer holds any unexercised Stock Options (whether or not then vested or exercisable).

          (b)   For the purposes of this Section 12, "compete" shall mean directly or indirectly through one or more intermediaries (i) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in the Company's Business (as defined below) in the United States, Canada, or any other country where the Company (including any Affiliate) either engages in the Company's Business at the time of Executive's termination or where the Company, at the time of Executive's termination, has developed a business plan or taken affirmative steps to engage in the Company's Business; (ii) soliciting any current employees, customers, or business partners of the Company, soliciting any former employees of the Company who were employed by the Company within 12 months of Executive's date of termination of employment, inducing any customer or business partner of the Company to breach a contract with the Company or any principal for whom the Company acts as agent to terminate such agency relationship; and/or (iii) making statements about the Company or its management reasonably determined by the Board of Directors to be disparaging. For purposes of this provision, the term "the Company's Business" shall mean any business activity or line of business similar to the type of business conducted by the Company, Sallie Mae, and/or their Affiliates at the time of Executive's termination of employment or which the Company, Sallie Mae and/or their Affiliates at the time of Executive's termination of employment or within one year prior thereto have planned to enter into or conduct. Executive expressly agrees that the markets served by the Company, Sallie Mae and their Affiliates extend nationally, to Canada, and any other country where the Company is engaged in business at the time of Executive's termination of employment and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 12 are reasonable and are no greater than are required for the protection of the Company, Sallie Mae, and its Affiliates. For purposes of this Agreement, the term "Affiliate" shall be deemed to refer to the Company, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with the Company.

          (c)   In the event the Board of Directors reasonably determines that Executive has violated any provision of this Section 12, Executive shall (i) forfeit the Stock Options granted under this Agreement, regardless of whether then vested, unvested, exercisable or unexercisable, and (ii) without limitation of the Company's other rights and remedies as specified in Section 26, repay to the Company any gross profits realized from the exercise of the Stock Options since the earlier of one year prior to the date of such violation and the termination of Executive's employment with the Company (whichever date occurred the longest period of time before the date of any such option exercise).

        13.   Termination. Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 13. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 13.

          13.1.   Disability and Death.

          (a)   Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company's disability plan available generally to all employees (any such situation, "Disability"), the Company may terminate Executive's employment hereunder. The determination of whether the Executive has a Disability under this Agreement shall be made by the Compensation Committee, which shall consider the information presented by Executive's personal physician and by any other advisors, including any other physician, which the Compensation Committee determines appropriate. The determination of the Compensation Committee shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, the Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 13.1(c).

          (b)   Death. If Executive dies during the Term, the Company shall pay to Executive's executors, legal representatives or administrators the payments set forth in Section 13.1(c). Except as specifically set forth in this Section 13.1 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of the Company and to exercise any rights afforded them under any benefit plan then in effect.

          (c)   Payment Upon Disability or Death. Upon termination of the employment of Executive due to death or Disability during the Term, the Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Average Annual Incentive Compensation (as defined in Section 13.2(d) below) pro-rated for the year through the date of termination. In addition, upon such termination of employment, the Stock Options shall fully vest and become exercisable in accordance with Section 7.2(d) and 7.3(c)(ii) and shall expire on the first anniversary of such termination of employment, the Stock Units shall fully vest and thereafter shall be distributed as provided in Section 8.2(b) and 8.3, and Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 10(b) and to the supplemental retirement benefit described in Section 10(a).

          13.2.   Termination By Company Without Cause; Termination By Executive For Good Reason.

          (a)   Termination By Company Without Cause. The Company may terminate Executive's employment hereunder at any time for any reason other than Cause upon written notice to Executive ("Termination Without Cause"). "Termination Without Cause" shall not include failure to extend the Term under Section 29 of this Agreement.

          (b)   Termination By Executive For Good Reason. Executive may terminate his employment hereunder at any time For Good Reason ("Termination For Good Reason"). For purposes of this Agreement, Good Reason shall mean (i) a material reduction in the position or responsibilities of Executive, provided that (a) a Change in Control (including the fact that the Company's stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) or (b) Executive's election under Section 29 to continue his employment in a reduced executive role shall not of itself be deemed a material reduction in the position or responsibilities of Executive; (ii) a reduction in Executive's Base Salary or a material reduction in Executive's compensation arrangements or benefits, except as provided for in Section 29 (provided that variability in the value of stock-based compensation or in the compensation provided under the Incentive Plan shall not be deemed to cause a material reduction in compensation); (iii) a substantial failure of the Company to perform any material provision of this Agreement; or (iv) a relocation of the Company's executive offices to a distance of more than seventy-five (75) miles from its location as of the date of this Agreement without the consent of Executive, unless such relocation results in the Company's executive offices being closer to Executive's then primary residence or does not substantially increase the average commuting time of Executive. "Termination by Executive For Good Reason" shall not include failure to extend the Term under Section 29 of this Agreement.

          (c)   In the event of a Termination Without Cause or a Termination For Good Reason, the Company shall pay to Executive within (i) forty-five (45) days after termination an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Average Annual Incentive Compensation pro-rated for the year through the date of termination, and (ii) as soon as reasonably practicable following the date that is six (6) months after executive's separation from service (as defined pursuant to Code Section 409A), the Multiplier times the Compensation Amount (as such terms are defined in Section 13.2(d) below). In addition, upon Executive's Termination Without Cause or Termination For Good Reason, (i) the Stock Options shall fully vest and become fully exercisable upon the date of such termination of employment in accordance with Section 7.4(a); and (ii) the Stock Units shall fully vest and thereafter shall be distributed as provided in Section 8.3. Further, upon and following Executive's Termination Without Cause or Termination For Good Reason, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 10(b) and to the supplemental retirement benefit described in Section 10(a) provided that for purposes of calculating the supplemental retirement benefit the Target Benefit Amount shall be adjusted through the date of Executive's termination as set forth in Schedule A but shall be no less than the Target Benefit Amount that otherwise would have accrued upon May 31, 2008 ($271,417, expressed as a single life annuity).

          (d)   The Multiplier is defined as the number obtained by dividing by twelve the number of full months remaining in the Term (including any extensions of the Term which the parties have confirmed pursuant to Section 29) at the time of Executive's termination of employment but in no event shall the Multiplier be less than one. The Average Annual Incentive Compensation shall be a cash payment equal to the value of the average annual incentive compensation earned by Executive in each of the three full calendar years prior to the date of termination. For purposes of determining the average annual incentive compensation earned by Executive in any past year, any non-cash compensation awarded to Executive shall be included as annual incentive compensation only if specifically designated as such by the Compensation Committee, and such non-cash compensation shall be valued by such method as the Compensation Committee in its discretion shall determine, which may be the manner in which such compensation is valued for proxy reporting purposes. The Compensation Amount is defined as the sum of (i) the annual Base Salary of Executive as in effect immediately prior to Executive's termination of employment, and (ii) the Average Annual Incentive Compensation.

          13.3. Change in Control.

          (a)   For purposes of this Agreement, "Change in Control" shall mean an occurrence of one or more of the following events:

    (i)
    an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of the Company, immediately after which such person or group has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Securities; or

    (ii)
    within any 12-month period, the individuals who were directors of the Company as of the date the Board of Directors approved this Agreement (the "Incumbent Directors") ceasing for any reason other than death, disability or retirement to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of the date the Board of Directors approved this Agreement shall be deemed to be an Incumbent Director if such director was appointed or nominated for election to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or nominated to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or

    (iii)
    satisfaction of all conditions to a merger, consolidation, or reorganization involving the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the corporation which survives such transaction as the ultimate parent entity, unless either (A) such merger, consolidation or reorganization is not thereafter consummated, or (B) Executive remains Chief Executive Officer, co-Chief Executive Officer, or Chairman of the corporation which survives such transaction as the ultimate, parent entity and prior to the satisfaction of all such conditions, the Board of Directors determines that such transaction shall not constitute a Change in Control; or

    (iv)
    a sale of all or substantially all of the assets of the Company.

          (b)   Upon a Change in Control, all of the Stock Options granted under this Agreement shall immediately fully vest and become exercisable and all of the Stock Units granted under this Agreement shall immediately fully vest and thereafter shall be distributed as provided in Section 8.3.

          (c)   In the event a Termination Without Cause (as defined in Section 13.2(a)) or a Termination For Good Reason (as defined in Section 13.2(b)) occurs during the Term of this Agreement but within 24 months following a Change in Control, Executive shall be entitled to receive as soon as reasonably practicable following the date that is six (6) months after such separation from service (as defined pursuant to Code Section 409A) an amount equal to the number obtained by dividing by twelve the number of full months remaining in the Term (including any extensions of the Term which the parties have confirmed pursuant to Section 29) at the time of Executive's termination of employment times the Compensation Amount, as such term is defined in Section 13.2(d). In addition, upon and following Executive's Termination Without Cause or Termination For Good Reason, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 10(b) and to the supplemental retirement benefit described in Section 10(a), provided that for purposes of calculating the supplemental retirement benefit the Target Benefit Amount shall be no less than the Target Benefit Amount that otherwise would have accrued at age 60 ($300,000, expressed as a single life annuity).

          (d)   If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a registered public accounting firm selected by the Compensation and Personnel Committee (in conjunction with the Audit Committee) of the Board of Directors, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by Executive.

          13.4. Termination For Cause; Termination By Executive Without Good Reason.

          (a)   Termination for Cause. The Company may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, Cause shall mean a determination by the Board of Directors that there has been a willful and continuing failure of Executive to perform substantially his obligations under this Agreement (other than as a result of Executive's death or Disability) and, if in the judgment of the Board of Directors such willful and continuing failure may be cured by Executive, that such failure has not been cured by Executive within ten (10) business days after written notice of such was given to Executive by the Board of Directors, or that Executive has committed an act of Misconduct (as defined below). For purposes of this Agreement, "Misconduct" shall mean: (i) embezzlement, fraud, commission of a felony, breach of fiduciary duty or deliberate disregard of material the Company rules; (ii) personal dishonesty of Executive materially injurious to the Company; (iii) an unauthorized disclosure of any Proprietary Information; or (iv) competing with the Company while employed by the Company or during the Restricted Period, in contravention of Section 11.

          (b)   Termination By Executive Without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason (as defined in Section 13.2(b)) ("Termination Without Good Reason").

          (c)   In the event the Company terminates Executive's employment with Company for Cause or by Executive Without Good Reason, Executive shall receive all accrued but unpaid Base Salary, and benefits as of the effective date of termination. If the Company terminates Executive's employment for Cause, Executive shall forfeit the supplemental retirement benefit described in Section 10(a). If Executive terminates his employment Without Good Reason, Executive shall be entitled to receive the supplemental retirement benefit described in Section 10(a) accrued as of the date of termination. In the event Executive's employment with the Company is terminated by Company for Cause, Executive shall forfeit and not be entitled to exercise any Stock Option granted to Executive pursuant to this Agreement and shall lose the right to convert any and all restricted stock units granted under this Agreement. In the event Executive's employment with the Company is terminated by Executive during the Term of this Agreement Without Good Reason, Executive shall forfeit all unvested Stock Options granted under this Agreement and shall lose the right to convert any and all restricted stock units granted under this Agreement.

        14.   Other Agreements. Executive represents and warrants to the Company that:

          (a)   There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

          (b)   Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and the Company set forth in Section 11 hereof.

        15.   Survival of Provisions. The provisions of this Agreement, including without limitation those set forth in Sections 10, 11, 12, 14, 15, 16, 19, 26, 27 and 28 hereof, shall survive the termination of Executive's employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

        16.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of the Company under this Agreement. For purposes of this Agreement, the term "successor" shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change in Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Company. At any time prior to a Change in Control, Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates instead of or in addition to Sallie Mae or Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that (i) such action shall not relieve Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement, and (ii) Executive's duties and responsibilities shall not be significantly diminished as a result thereof. The Board of Directors may assign any or all of its responsibilities hereunder to any committee of the Board of Directors, in which case references to Board of Directors shall be deemed to refer to such committee.

        17.   Executive Benefits. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of Company under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

        18.   Board of Directors Service. Subject to re-election by a vote of stockholders, Executive shall continue to serve on the Board of Directors through the Term and shall offer to tender his resignation from the Board of Directors upon expiration of the Term, or upon any earlier termination of his employment, which resignation may or may not be accepted.

        19.   Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 18, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

          (a)   If to Executive:

    Thomas J. Fitzpatrick
    1453 Park Garden Lane
    Reston, VA 20194

          (b)   If to Company:

    SLM Corporation
    Sallie Mae, Inc.
    12061 Bluemont Way
    Reston, VA 20190
    Attention: General Counsel
    Fax No. (703) 984-7695

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

        20.   Entire Agreement; Amendments. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive's employment by Company. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

        21.   Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

        22.   Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia.

        23.   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        24.   Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        25.   Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

        26.   Specific Enforcement; Extension of Period. Executive acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of Company and its Affiliates, that Company would not have entered into this Agreement in the absence of such restrictions, and the Company through this Agreement has provided adequate consideration for the restrictions contained in Sections 11 and 12. Executive also acknowledges that any breach by him of Sections 11 or 12 hereof will cause continuing and irreparable injury to Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by Company to enforce Sections 11 or 12 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, Company shall have the right to enforce the provisions of Sections 11 and 12 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to Company. In the event that the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

        27.   Section 409A. Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided however, that the parties agree that any such amendment shall neither materially increase the cost to, or liability of the Company under the Agreement. The Company covenants to administer the compensation provided for under this Agreement according to the terms of the Agreement and any other agreement(s) entered into pursuant hereto (including option grant and restricted stock unit grant agreements) (as this Agreement or any such agreement may be amended) and, subject to the foregoing, so as to avoid the imposition upon Executive of any additional tax under Code Section 409A(a)(1)(b) with respect to such compensation.

        28.   Arbitration. Any dispute or claim, other than those referred to in Section 26, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys' fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys' fees, if the arbitrators determine that such party acted in bad faith. Nothing in this

Agreement shall limit the Company's rights to reimbursement of amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

        29.   Confirmation of Extension. If both parties to this Agreement give written notice to the General Counsel of the Company no later than 5:00 p.m. eastern standard time on December 1, 2007 of their desire to extend the Term of the Agreement, then the Term shall extend for a one-year period until May 31, 2009, (the "First-Year Extension"). During the "First-Year Extension," Executive may elect to continue his employment in a reduced executive role and the Board of Directors shall accept such an election. If Executive continues employment in the role of Chief Executive Officer, all compensation and benefit arrangements provided for in this Agreement shall remain in force during the First-Year Extension; no additional stock-based compensation shall be provided. If Executive continues employment in a reduced executive role, both parties agree to negotiate compensation and benefit arrangements commensurate with that reduced role.

        If both parties to this Agreement give written notice to the General Counsel of the Company no later than 5:00 p.m. eastern standard time on December 1, 2008 of their desire to extend the Term of the Agreement, then the Term shall extend for a one-year period until May 31, 2010, (the "Second-Year Extension"). During the "Second-Year Extension," Executive may (and if he so elected during the First-Year Extension, Executive must) elect to continue his employment in a reduced executive role and the Board of Directors shall accept such an election. Both parties agree to negotiate compensation and benefit arrangements commensurate with the Executive's role during the Second-Year Extension.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Corporation
By:	/s/ ROBERT S. LAVET	/s/ THOMAS J. FITZPATRICK
Title:	Senior Vice President & General Counsel

Schedule A

Target Benefit Amount

Date	Age	Life Annuity
01/01/2005	56	$134,000
03/31/2005	56	$142,750
12/31/2005	57	$169,000
12/31/2006	58	$208,000
12/31/2007	59	$251,000
12/31/2008	60	$300,000
12/31/2009	61	$356,000
12/31/2010	62	$422,000

Mr. Fitzpatrick's Target Benefit Amount will accrue during a year on a straight-line basis, upon the last day worked in each month. As an example, Mr. Fitzpatrick's March 31, 2005 accrued benefit is $142,750 ($35,000 × 3/12 + $134,000).

QuickLinks

EMPLOYMENT AGREEMENT